EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
July 24, 2008	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces Second Quarter of 2008 Earnings
     WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2008. Second quarter of 2008 earnings were $25.1 million or $0.58 per diluted share while earnings for the first half of 2008 were $50.8 million or $1.17 per diluted share. Earnings for the second quarter of 2007 were $24.5 million or $0.60 per diluted share while earnings for the first half of 2007 were $48.9 million or $1.19 per diluted share.
     Second quarter of 2008 results produced a return on average assets of 1.27% and a return on average equity of 12.90%, as compared to 1.50% and 15.22%, respectively, for the second quarter of 2007. For the first half of 2008, United’s return on average assets was 1.29% while the return on average equity was 13.12% as compared to 1.50% and 15.33%, respectively, for the first half of 2007. United’s financial performance ratios continue to compare favorably to the most recently reported average returns on average assets and average equity of 1.01% and 9.18%, respectively, for the first quarter of 2008 for its peer group (bank holding companies with total assets between $5 and $10 billion).
     Tax-equivalent net interest income for the second quarter of 2008 was $66.8 million, an increase of $9.9 million or 17% from the second quarter of 2007. This increase in tax-equivalent net interest income was primarily attributable to a $1.2 billion or 20% increase in average earning assets resulting primarily from the July 2007 acquisition of Premier Community Bankshares, Inc. (Premier). Additionally, the average cost of funds for the second quarter of 2008 declined 112 basis points from the second quarter of 2007 due to a decrease in market interest rates and the refinancing of long-term debt during the fourth quarter of 2007. However, the average yield on earning assets declined 93 basis points due to the decrease in market interest rates. The net interest margin for the second quarter of 2008 was 3.71%, down 9 basis points from a net interest margin of 3.80% for the second quarter of 2007.
     Tax-equivalent net interest income for the first half of 2008 was $133.0 million, an increase of $19.5 million or 17% from the first half of 2007. This increase in tax-equivalent net interest income was primarily attributable to a $1.2 billion or 19% increase in average earning assets resulting primarily from the Premier acquisition. Additionally, the average cost of funds for the first half of 2008 declined 84 basis points from the first half of 2007 due to a decrease in market interest rates and the refinancing of long-term debt during the second and fourth quarters of 2007. However, the average yield on earning assets declined 68 basis points due to the decrease in market interest rates. The net interest margin for the first half of 2008 was 3.72%, down 7 basis points from a net interest margin of 3.79% for the first half of 2007.

United Bankshares, Inc. Announces...
July 24, 2008
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     On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2008 increased $552 thousand or 1% from the first quarter of 2008 due mainly to a 53 basis point decline in the average cost of funds. In addition, average earning assets increased $71.1 million or 1% for the quarter as average net loans grew $41.5 million or 1% while average investment securities increased $21.9 million or 2%. Partially offsetting these increases to net interest income was a decrease of 48 basis points in the second quarter of 2008 average yield on earning assets. The net interest margin of 3.71% for the second quarter of 2008 was relatively stable when compared to the net interest margin of 3.72% for the first quarter of 2008.
     Noninterest income for the second quarter of 2008 was $19.2 million, which was an increase of $2.7 million from the second quarter of 2007. Included in noninterest income for the second quarter of 2007 was a before-tax gain of $787 thousand on two interest rate swap terminations. Excluding the results of the swap terminations as well security transactions, noninterest income would have increased $3.7 million or 23%.This increase primarily resulted from an increase in fees from deposit services of $2.1 million or 27% due mainly to the High Performance Checking program and the Premier acquisition. In addition, revenue from trust and brokerage services grew $790 thousand or 21% while fees from bankcard services increased $290 thousand or 20% for the second quarter of 2008, both increases due to higher volume.
     Noninterest income for the first half of 2008 was $37.8 million, which was an increase of $6.4 million or 20% from the first half of 2007. This increase primarily resulted from an increase in fees from deposit services of $4.0 million or 27% due mainly to the High Performance Checking program and the Premier acquisition. In addition, revenue from trust and brokerage services grew $1.18 million or 16% while fees from bankcard services increased $486 thousand or 17% for the first half of 2008, both increases due to higher volume. Noninterest income for the first half of 2008 includes a $917 thousand gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United while noninterest income for the first half of 2007 included the previously mentioned before-tax gain of $787 thousand on the termination of two interest rate swap transactions.
     On a linked-quarter basis, noninterest income for the second quarter of 2008 increased $573 thousand from the first quarter of 2008. Included in the results for the first quarter of 2008 was the previously mentioned $917 thousand gain related to the partial redemption of Visa shares. Excluding the results of security transactions (which includes the partial redemption of the Visa shares), noninterest income would have increased $1.6 million or 9% on a linked-quarter basis. This increase primarily resulted from an increase in fees from deposit services of $919 thousand or 10% due mainly to the High Performance Checking program and an increase of $614 thousand or 16% in revenue from trust and brokerage services due to more volume.
     Noninterest expense for the second quarter of 2008 was $41.5 million, an increase of $9.0 million or 28% from the second quarter of 2007. Salaries and employee benefits expense increased $4.2 million, net occupancy expense increased $860 thousand and core deposits amortization increased $557 thousand primarily attributable to the Premier merger. Equipment expense including other real estate owned (OREO), increased $1.1 million due mainly to an increase in losses due to a deterioration in property values associated with OREO. Several other general operating expenses increased due primarily to the Premier merger, none of which were individually significant.

United Bankshares, Inc. Announces...
July 24, 2008
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     Noninterest expense for the first half of 2008 was $82.8 million, an increase of $18.8 million or 29% from the first half of 2007. Salaries and employee benefits expense increased $8.3 million, net occupancy expense increased $1.7 million, core deposits amortization increased $1.2 million and armored car expense increased $810 thousand due mainly to the Premier merger. Equipment expense increased $1.5 million due mainly to increased losses as a result of a decline in values associated with OREO properties. Data processing expense increased $1.2 million due to an outsourcing of functions, a change in processing procedures as well as the Premier merger. Several other general operating expenses increased due primarily to the Premier merger, none of which were individually significant.
     On a linked-quarter basis, noninterest expense for the second quarter of 2008 was relatively flat from the first quarter of 2008, increasing $119 thousand or less than 1%. Salaries and employee benefits expense was flat, decreasing $87 thousand or less than 1%. Equipment expense increased $694 thousand due mainly to increased OREO losses because of a decline in property values while net occupancy expense declined $323 thousand and data processing expense decreased $406 thousand.
     For the quarters ended June 30, 2008 and 2007, the provision for credit losses was $4.4 million and $850 thousand, respectively, while the provision for the first six months of 2008 was $6.5 million as compared to $1.2 million for 2007. Net charge-offs were $4.2 million and $6.0 million for the second quarter and first half of 2008, respectively, as compared to $2.0 million and $2.4 million for the second quarter and first half of 2007. Most of this increase from last year’s results was due to a $2.8 million charge-off on an automobile floor plan credit. Annualized net charge-offs as a percentage of average loans were 0.29% and 0.21% for the second quarter and first half of 2008, respectively. These ratios compare favorably to United’s most recently reported peer group banking companies’ net charge-offs to average loans percentage of 0.47% which was for the first quarter of 2008. As of June 30, 2008, the allowances for loan losses and lending-related commitments totaled $59.2 million or 1.01% of loans, net of unearned income, as compared to $58.7 million or 1.01% of loans, net of unearned income at December 31, 2007.
     At June 30, 2008, nonperforming loans were $49.4 million or 0.84% of loans, net of unearned income, up from nonperforming loans of $37.5 million or 0.65% of loans, net of unearned income at March 31, 2008 and $28.3 million or 0.49% of loans, net of unearned income at December 31, 2007, respectively. Most of the increase for the quarter was due to $8.3 million of loans to six customers being either over 90 days past due or placed on nonaccrual status as of June 30, 2008. In addition to these loans, the increase for the year was due mainly to $9.3 million of loans to five customers being placed on nonaccrual status as of March 31, 2008. These loans are not of one particular portfolio, but rather represent several segments including automobile floor plans, commercial loans, commercial real estate development loans, mortgage loans and residential real estate construction loans. The loss potential on all of the loans mentioned above has been properly evaluated and allocated within the company’s allowance for loan losses. Total nonperforming assets of $59.0 million, including OREO of $9.6 million at June 30, 2008, represented 0.73% of total assets which compares favorably to the most recently reported percentage of 0.95% at March 31, 2008 for United’s peer group.

United Bankshares, Inc. Announces...
July 24, 2008
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     During the second quarter of 2008, United’s Board of Directors declared a cash dividend of $0.29 per share which represented a 4% increase over the $0.28 paid in the second quarter of 2007. The 2008 annualized second quarter dividend of $0.29 per share equals $1.16, which would represent the 35th consecutive year of dividend increases for United shareholders. In addition, the annualized 2008 dividend of $1.16 equates to a yield of approximately 5% based on recent UBSI market prices.
     United Bankshares, with $8.0 billion in assets, presently has 114 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2008	2007	2008	2007
EARNINGS SUMMARY:
Interest income, taxable equivalent	$110,057	$105,788	$227,563	$210,421
Interest expense	43,267	48,882	94,535	96,842
Net interest income, taxable equivalent	66,790	56,906	133,028	113,579
Taxable equivalent adjustment	3,638	4,086	7,598	8,097
Net interest income	63,152	52,820	125,430	105,482
Provision for credit losses	4,351	850	6,451	1,200
Noninterest income	19,183	16,525	37,793	31,441
Noninterest expenses	41,477	32,496	82,835	63,991
Income taxes	11,360	11,487	23,094	22,813
Net income	$25,147	$24,512	$50,843	$48,919

PER COMMON SHARE:
Net income:
Basic	$0.58	$0.60	$1.18	$1.20
Diluted	0.58	0.60	1.17	1.19
Cash dividends	$0.29	$0.28	0.58	0.56
Book value			17.86	15.77
Closing market price			$22.95	$31.80
Common shares outstanding:
Actual at period end, net of treasury shares			43,270,277	40,523,267
Weighted average- basic	43,264,809	40,677,396	43,255,830	40,811,074
Weighted average- diluted	43,419,616	40,935,684	43,419,276	41,103,158

FINANCIAL RATIOS:
Return on average assets	1.27%	1.50%	1.29%	1.50%
Return on average shareholders’ equity	12.90%	15.22%	13.12%	15.33%
Average equity to average assets	9.82%	9.85%	9.80%	9.81%
Net interest margin	3.71%	3.80%	3.72%	3.79%

	June 30	June 30	December 31	March 31
	2008	2007	2007	2008
PERIOD END BALANCES:
Assets	$8,048,472	$6,632,111	$7,994,739	$7,986,974
Earning assets	7,227,167	6,034,859	7,167,127	7,169,323
Loans, net of unearned income	5,845,984	4,812,831	5,793,484	5,805,412
Loans held for sale	4,199	2,701	1,270	1,851
Investment securities	1,396,888	1,219,836	1,394,764	1,381,082
Total deposits	5,472,979	4,706,991	5,349,750	5,419,511
Shareholders’ equity	772,864	639,165	761,199	771,153